EXHIBIT (a)(1)(F)
Mellon Bank, N.A.
IMMEDIATE ATTENTION REQUIRED
February 9, 2006
Re: ACS Savings Plan
Dear Plan Participant:
      Affiliated Computer Services, Inc. (the “Company” or “ACS”) has initiated an offer (the “Offer”) to purchase up to 55,500,000 shares of the Company’s Class A Common Stock at a price of not greater than $63.00 nor less than $56.00 per share. The Company is making this Offer to all shareholders and wishes to extend this Offer to participants in the ACS Savings Plan (which is the Company’s 401(k) plan) (the “ACS Savings Plan”), who invest a portion of their account in the Company’s Class A Common Stock through the ACS Stock Fund. Except as described in items 8 and 10 of the enclosed letter to “Participants in the ACS Savings Plan”, you may continue to make transfers of your ACS Savings Plan balance to or from the ACS Stock Fund during the Offer.
      If a portion of your account is invested in the Company’s Class A Common Stock through the ACS Stock Fund, you have the right to tender (that is, offer to sell to the Company) some or all of the Company’s Class A Common Stock, $0.01 par value per share (the “Shares”), that are equivalent to your plan investment in the ACS Stock Fund by tendering the Shares in accordance with the enclosed documents. The number of equivalent Shares you own is calculated by dividing the market value of your ACS Stock Fund balance by the New York Stock Exchange closing price of the Company’s Class A Common Stock on a particular day.
      To exercise this right, you must complete the enclosed Instruction Form and return it to Mellon Investor Services LLC, the tabulator for the plan (“MIS”), by 5:00 p.m., New York Time, on Tuesday, March 7, 2006, unless the Offer is extended by the Company.
      If your tender is accepted, proceeds from the sale will be deposited into your ACS Savings Plan account and invested in the Plan’s Fidelity Retirement Money Market Fund unless and until you reallocate the proceeds based on your personal investment strategy.
Your Tender Decision
      The decision whether to instruct Mellon Bank, N.A., as the independent plan trustee, to tender some or all of your equivalent Shares is yours alone, and neither Mellon Bank, N.A., MIS, as tabulator for the plan, nor the Company nor any plan fiduciary is recommending that you tender or refrain from tendering your equivalent Shares. In making your decision, you should consider your personal investment and retirement goals and whether the total return on your ACS Savings Plan investments is likely to be greater by retaining your equivalent Shares or by tendering equivalent Shares and reinvesting the sale proceeds (if the tender is accepted by the Company). On one hand, by selling a portion of your equivalent Shares, you may give up some value if the Company’s stock appreciates faster than the alternative funds in which you invest the tender proceeds. On the other hand, the Offer provides you with an opportunity to diversify your holdings in the Company’s stock at a price potentially above the current trading price.
      The ACS Savings Plan is intended to constitute a “Section 404(c) plan” under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Title 29 of the Code of Federal Regulations section 2550.404c-1. This means that plan participants and beneficiaries have the responsibility to decide how to invest their plan accounts among the investment choices that are available under the plan. Because plan participants and beneficiaries make their own investment decisions, the fiduciaries of the plan are not liable for losses that result from participants’ and beneficiaries’ exercise of investment control.

Important Documents Enclosed
      Enclosed are Offer documents and an Instruction Form that require your immediate attention. The “Letter To Participants in the ACS Savings Plan” summarizes the Offer, your rights under the ACS Savings Plan and the procedures for completing the Instruction Form. You should also review the more detailed explanation of the transaction provided in the other tender offer materials we have filed with the Securities and Exchange Commission. It is important that you read the enclosed documents carefully before you make a decision whether or not to instruct the independent plan trustee to tender any of your equivalent Shares.
Important Dates and Times

February 9, 2006	ACS initiates Offer to shareholders

5:00 p.m., New York Time, Tuesday, March 7, 2006	Deadline to return your Instruction Form to MIS as tabulator for the plan if you wish to tender your equivalent Shares, change your Instructions or withdraw your tender (unless the Offer is extended)

5:00 p.m., New York City Time, Friday, March 10, 2006	The Offer expires (unless the Offer is extended)
      Note: If you choose to tender some or all of your equivalent Shares, your ability to sell your interest in the ACS Stock Fund in respect of those equivalent Shares, and your rights to receive loans or distributions relating to that portion of your interest in the ACS Stock Fund, will be restricted for a short time beginning on the day prior to the expiration of the Offer. The enclosed “Letter to Participants in the ACS Savings Plan” explains these restrictions, and we urge you to read it carefully before making any decision.
Deadline
      To tender any of your equivalent Shares, you must return the enclosed Instruction Form to Mellon Investor Services LLC, as tabulator for the plan, so that it is received by MIS no later than 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, MARCH 7, 2006, unless the Offer is extended by the Company. This deadline is necessary for MIS to have sufficient time to process your completed Instruction Form before the Offer expires. The Offer itself is scheduled to expire at 5:00 p.m., New York City Time, on Friday, March 10, 2006, unless extended by the Company.
      If you do not wish to tender any of your equivalent Shares, you do not need to take any action. However, unless you direct the independent plan trustee, in care of MIS, on the enclosed Instruction Form, NONE of your equivalent Shares will be tendered.
Confidentiality
      Your tender instructions are strictly confidential. MIS, Mellon Bank, N.A., as independent plan trustee, and ACS HR Solutions L.L.C., as recordkeeper for the plan, will not disclose to the Company whether you tendered any portion of your equivalent Shares unless required to do so by law. You should feel free to tender or not tender as you think best.
Questions?
      Mellon Bank, N.A., the independent plan trustee, will not be able to answer your questions regarding this tender offer. If you have any questions or comments concerning the procedure for completing or returning your tender offer Instruction Form, please contact Mellon Investor Services LLC as Information Agent for the Offer at 800-835-0447 (toll free number) and 201-680-6590 (collect), between the hours of 9:00 a.m. and 6:00 p.m., New York City Time, Monday through Friday. Your telephone call or other communication will be kept confidential.

Sincerely,

Mellon Bank, N.A.
Independent Trustee for the ACS Savings Plan

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Affiliated Computer Services, Inc.
Offer to Purchase for Cash
Up to 55,500,000 Shares of its Class A Common Stock
(Including the Associated Stock Purchase Rights)
at a Purchase Price not greater than $63.00
nor less than $56.00 per Share
THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, MARCH 10, 2006, UNLESS THE OFFER IS EXTENDED.
To Participants in the ACS Savings Plan:
      Affiliated Computer Services, Inc. (the “Company” or “ACS”) has announced an offer to purchase for cash up to 55,500,000 shares (or such lesser number of shares as are properly tendered and not properly withdrawn) of its Class A Common Stock, $0.01 par value per share (the “Shares” or “Class A Shares”), at a price not greater than $63.00 nor less than $56.00 per Share, in cash less any applicable withholding taxes, without interest (the “Offer”). The Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal, which are enclosed, as amended or supplemented from time to time.
      As a participant in the ACS Savings Plan (which is the 401(k) plan) (the “ACS Savings Plan”), a portion of your ACS Savings Plan account may be invested in the Shares through the ACS Stock Fund balance. In accordance with this Offer, you may instruct Mellon Bank, N.A., as independent plan trustee, to tender (in other words, offer to sell to the Company) some or all of your Shares that are equivalent to your plan investment in the ACS Stock Fund balance by tendering the Shares in accordance with this document.
      The number of equivalent Shares in your plan account can be determined by dividing the market value of your ACS Stock Fund balance by the New York Stock Exchange closing price of the Company’s Class A Common Stock on a particular day. You may determine the market value of your ACS Savings Plan account from time to time either through the Internet at https://www.benefitsweb.com/acs.html or by calling the ACS Customer Care Center at 1-888-401-4636. To determine the number of equivalent Shares in your ACS Savings Plan account, you will need to divide the market value of your plan investment in the ACS Stock Fund by the New York Stock Exchange closing price of the Company’s Class A Common Stock on a particular day. Please note that the number of equivalent Shares credited to your ACS Savings Plan account may change prior to the expiration of the Offer period as a result of additional savings and matching contributions being made and changes in the price of the Company’s Class A Common Stock, as well as by any investment changes you may make involving the ACS Stock Fund.
      If you do not wish to tender any portion of your equivalent Shares, you do not need to take any action. If you would like to tender some or all of your equivalent Shares in response to the Offer, you must complete the Instruction Form included with this document and return it to Mellon Investor Services LLC, acting as the tabulator for the plan (“MIS”), who will be accepting these instructions for Mellon Bank, N.A., the independent plan trustee, at the address provided below so that MIS receives it no later than 5:00 p.m., New York City time, on Tuesday, March 7, 2006, unless the Offer is extended by the Company.
      The Offer. The Company will select the lowest purchase price (the “Purchase Price”) that is produced by the tender offer process (within the range of share prices specified above) that will allow it to purchase 55,500,000 Shares, or such lesser number of Shares as are properly tendered and not properly withdrawn pursuant to the Offer. The Company will pay the same Purchase Price for all Shares purchased in the Offer. All Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased, subject to the conditions of the Offer and the “odd lot,” proration and conditional tender provisions described in the Offer to Purchase. The Company reserves the right, in its sole discretion, to purchase more than 55,500,000 Shares pursuant to the Offer, subject to compliance with applicable law.

      Providing Tender Instructions. In order to tender any portion of your equivalent Shares, you must return the enclosed Instruction Form to MIS at the address provided so that it is received no later than 5:00 p.m., New York City time, on Tuesday, March 7, 2006. MIS will collect and tabulate all Instruction Forms received for ACS Savings Plan participants. Based on the properly completed Instruction Forms received by the deadline, all participant instructions will be combined and submitted by Mellon Bank, N.A., as independent plan trustee, in one or more Letters of Transmittal, as necessary, on behalf of all ACS Savings Plan participants who timely elected to tender a portion of their equivalent Shares.
      You must use the attached Instruction Form to properly tender equivalent Shares that are held in your ACS Savings Plan account. You cannot use the Letter of Transmittal to tender equivalent Shares under the ACS Savings Plan. If you hold Shares outside of the ACS Savings Plan, however, and wish to tender those Shares, you must comply with the procedures described in the Letter of Transmittal and the Offer to Purchase for your Shares outside of the ACS Savings Plan, and submit an Instruction Form for equivalent Shares you hold in your ACS Savings Plan account. You should also read the Offer to Purchase and Letter of Transmittal carefully before making any decision regarding the Offer.
      Please note the following:
      1. If MIS has not received your Instruction Form at least three business days before the expiration of the Offer, Mellon Bank, N.A., as independent plan trustee, will not tender any equivalent Shares held in your ACS Savings Plan account. The Offer, withdrawal rights and proration period will expire at 5:00 p.m., New York City time, on Friday, March 10, 2006, unless the expiration date of the Offer is extended. Consequently, to allow time for processing, your Instruction Form must be received by MIS no later than 5:00 p.m., New York time, Tuesday, March 7, 2006, unless the Offer is extended by the Company.
      2. If you want to tender equivalent Shares from your ACS Savings Plan account, you must specify on the Instruction Form what percentage of your equivalent Shares you wish to tender and at what price you want to tender such equivalent Shares. You may provide instructions to tender even if your ACS Savings Plan account is not 100% vested; however, the equivalent Shares or any cash received in the Offer will still be subject to the vesting requirements of the ACS Savings Plan.
      3. Equivalent Shares held in your ACS Savings Plan account may be tendered at prices not greater than $63.00 nor less than $56.00 per Share. However, the ACS Savings Plan is prohibited by law from selling Shares to the Company for a price that is less than the prevailing market price of the Company’s Class A Common Stock. Accordingly, if you elect to tender equivalent Shares at a price that is lower than the closing price of the Company’s Class A Common Stock on the date the Offer expires, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price of the Company’s Class A Common Stock on the New York Stock Exchange on the date the Offer expires. This could result in the selected percentage of your equivalent Shares not being purchased in the Offer. If the closing price of the Company’s Class A Common Stock on the date the Offer expires is greater than the maximum price available in the Offer, none of the equivalent Shares will be tendered and your tender will be deemed to have been withdrawn.
      4. The Offer is for up to 55,500,000 Shares, constituting approximately 47% of the outstanding Shares of the Company as of February 5, 2006. The Offer is not conditioned on any minimum number of Shares being tendered. However, the Offer is subject to certain conditions described in the Offer to Purchase, including obtaining the necessary financing for the Offer pursuant to the terms and conditions contained in the Commitment Letter (as defined in the Offer to Purchase). You are encouraged to read the enclosed documents carefully before you make a decision whether or not to tender any of your equivalent Shares.
      5. The Company’s Board of Directors (other than Darwin Deason, the Company’s Chairman, who abstained) has approved the making of the Offer. However, neither the Company nor the Company’s Board of Directors nor Mellon Bank, N.A., as independent plan trustee, MIS, as tabulator for the plan, nor any ACS Savings Plan fiduciary is making any recommendation whether you should tender or refrain from tendering your equivalent Shares or at what purchase price you should choose to tender your equivalent Shares. You must make your own decision as to whether to tender your equivalent Shares and, if so, how many equivalent Shares to tender and the price or prices at which you will tender them.

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The Company’s directors and executive officers, including its Chairman, Mr. Deason, have informed the Company that they do not intend to tender any Shares pursuant to the Offer.
      6. Tendering participants will not be obligated to pay any brokerage fees or commissions or solicitation fees to tender their equivalent Shares. Tendering participants will not be obligated to pay any stock transfer taxes on the transfer of equivalent Shares pursuant to the Offer.
      7. As more fully described in the Offer to Purchase, tenders will be deemed irrevocable unless timely withdrawn. If you instruct MIS, who will be accepting these instructions for Mellon Bank, N.A., the independent plan trustee, to tender the equivalent Shares held in your ACS Savings Plan account, and you subsequently decide to change your instructions or withdraw your tender of equivalent Shares, you may do so by submitting a new Instruction Form. However, the new Instruction Form will be effective only if it is received by MIS, on or before 5:00 p.m., New York City time, on Tuesday, March 7, 2006, three business days before the expiration of the Offer, unless the Offer is extended. The Offer is scheduled to expire at 5:00 p.m., New York City time, on Friday, March 10, 2006. Upon receipt of a timely submitted new Instruction Form, your previous Instruction Form to tender equivalent Shares will be deemed canceled. If your new Instruction Form directed MIS to withdraw from tender the equivalent Shares held in your ACS Savings Plan account, you may later re-tender those equivalent Shares by submitting a new Instruction Form so long as it is received by MIS on or before three business days before the expiration of the Offer.
      8. Contributions to the ACS Stock Fund balance may continue throughout the Offer. FOR ADMINISTRATIVE PURPOSES, PARTICIPANTS WHO DIRECT THE TENDER OF ALL OR A PORTION OF THEIR EQUIVALENT SHARES WILL NOT BE ABLE TO DIRECT THE DISPOSITION OF THE TENDERED PORTION OF THEIR EQUIVALENT SHARES, OR REQUEST A LOAN OR DISTRIBUTION THAT RELATES TO THE TENDERED PORTION OF THEIR EQUIVALENT SHARES, AT ANY TIME FROM THE BEGINNING OF THE BUSINESS DAY PRIOR TO THE EXPIRATION DATE OF THE OFFER (i.e., MARCH 9, 2006, UNLESS THE OFFER IS EXTENDED) UNTIL 5:00 P.M., NEW YORK CITY TIME, ON THE BUSINESS DAY FOLLOWING THE DATE THE COMPANY GIVES ORAL OR WRITTEN NOTICE TO MELLON BANK, N.A., AS INDEPENDENT PLAN TRUSTEE, OF ITS ACCEPTANCE OF SHARES FOR PAYMENT IN THE OFFER.
      9. Certain rules apply if the number of equivalent Shares in your ACS Savings Plan account decreases or increases after you submit your tender instructions. Between the time you submit your tender instructions and 5:00 p.m., New York Time, on Tuesday, March 7, 2006 (the date by which your tender must be submitted, unless the Offer is extended by the Company), the number of equivalent Shares in your ACS Savings Plan account may change (for example, through fund transfers involving the ACS Stock Fund, ongoing contributions and changes in the price of the Company’s Class A Common Stock). The percentage that you select to tender will be applied to the number of equivalent Shares in your ACS Savings Plan account as of the beginning of the business day prior to the expiration of the Offer (i.e. March 9, 2006 unless the Offer is extended).
      10. PARTICIPANTS WHOSE TENDER INSTRUCTION IS ACCEPTED BY THE COMPANY WILL CONTINUE TO BE PROHIBITED FROM DIRECTING THE DISPOSITION OF THE TENDERED PORTION OF THEIR EQUIVALENT SHARES AND WILL BE PROHIBITED FROM REQUESTING A LOAN OR DISTRIBUTION THAT RELATES TO THE TENDERED PORTION OF THEIR EQUIVALENT SHARES UNTIL THE ACS SAVINGS PLAN RECEIVES THE PROCEEDS FROM THE TENDER OFFER AND COMPLETES THE TRANSFER OF THE PROCEEDS OF THE TENDERED PORTION OF THE EQUIVALENT SHARES INTO THE ACS SAVINGS PLAN’S FIDELITY RETIREMENT MONEY MARKET FUND. YOU WILL BE NOTIFIED IN WRITING WHEN THE PROCEEDS FROM THE OFFER ARE TRANSFERRED TO YOUR ACS SAVINGS PLAN ACCOUNT.
      YOU SHOULD EVALUATE THE APPROPRIATENESS OF YOUR CURRENT INVESTMENT DECISIONS IN LIGHT OF THE FOREGOING LIMITATIONS.
      PARTICIPANTS WHO SUBMIT A TENDER INSTRUCTION FOR ONLY A PORTION OF THEIR EQUIVALENT SHARES WILL ONLY BE SUBJECT TO THE LIMITATIONS DESCRIBED ABOVE AS THEY RELATE TO THE TENDERED PORTION OF THEIR EQUIVALENT SHARES. SHARES WILL BE WITHDRAWN FROM YOUR ACS SAVINGS PLAN SUBACCOUNTS ON A PRO RATA BASIS.

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      PARTICIPANTS WHO DO NOT SUBMIT A TENDER INSTRUCTION FOR ANY PORTION OF THEIR EQUIVALENT SHARES WILL NOT BE SUBJECT TO THE LIMITATIONS DESCRIBED ABOVE.
      11. If you tender equivalent Shares and such shares are accepted, the tender proceeds will be deposited into your ACS Savings Plan account and invested in the ACS Savings Plan’s Fidelity Retirement Money Market Fund unless and until you allocate the proceeds among the various investment funds under the ACS Savings Plan according to your personal investment strategy.
      12. While you will not recognize any immediate tax gain or loss as a result of the Offer or the sale of equivalent Shares in the Offer, the tax treatment of future withdrawals by you or distributions to you from the ACS Savings Plan may be adversely affected by a tender and sale of equivalent Shares within the ACS Savings Plan. Specifically, under current federal income tax rules, if you receive a lump sum distribution from the ACS Savings Plan including Shares that have increased in value from the price at which they were acquired by the ACS Savings Plan, under certain circumstances you may have the option of not paying tax on this increase in value, which is called “net unrealized appreciation,” until you sell those Shares. When the Shares are sold, any gain up to the amount of the untaxed net unrealized appreciation is taxed as long-term capital gain rather than at ordinary income tax rates, which will apply to all other distributions from the ACS Savings Plan and which may be a higher rate for certain participants. If equivalent Shares credited to your ACS Savings Plan account are purchased by the Company in the Offer, you will no longer be able to take advantage of this tax benefit with respect to the Shares purchased by the Company in the Offer. You can find additional tax information relating to the Offer in the Offer to Purchase. You are further advised to consult with your tax advisor concerning your decision to participate in the Offer.
      Unless you direct MIS, as tabulator for the plan, who will be accepting these instructions for Mellon Bank, N.A., the independent plan trustee, on the enclosed Instruction Form to tender the equivalent Shares held in your ACS Savings Plan account, no equivalent Shares will be tendered from your plan account.
      If you wish to tender any of your equivalent Shares, complete the Instruction Form and return it to MIS at the address listed below.
      Your tender instructions are strictly confidential. MIS, as tabulator for the plan, Mellon Bank, N.A., as independent plan trustee, and ACS HR Solutions L.L.C., as recordkeeper for the plan, will not disclose to the Company whether you instructed to tender any portion of your equivalent Shares unless required to do so by law. You should feel free to tender or not tender as you think best.

By Regular Mail:	By Hand:	By Registered Insured Mail or Overnight Delivery:
Mellon Investor Services LLC Attn: Reorganization Department P.O. Box 3301 South Hackensack, NJ 07606 Toll-Free: 866-323-8161	Mellon Investor Services LLC Attn: Reorganization Department 120 Broadway, 13th Floor New York, NY 10271 Toll-Free: 866-323-8161	Mellon Investor Services LLC Attn: Reorganization Department 480 Washington Blvd. Mail Drop-Reorg Jersey City, NJ 07310 Toll-Free: 866-323-8161

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This form must be received by Mellon Investor Services LLC as tabulator for the plan no later than 5:00 pm (new York City time) on March 7, 2006	TENDER INSTRUCTION FORM Shares of ACS Class A Common Stock Held in the ACS Savings Plan	Do you need assistance? Call Mellon Investor Services LLC as tabulator for the plan 1-866-323-8161 (toll free number)

By Regular Mail:	By Hand:	By Registered Insured Mail or Overnight Delivery:
Mellon Investor Services LLC Attn: Reorganization Department P.O. Box 3301 South Hackensack, NJ 07606	Mellon Investor Services LLC Attn: Reorganization Department 120 Broadway, 13th Floor New York, NY 10271	Mellon Investor Services LLC Attn: Reorganization Department 480 Washington Blvd. Mail Drop-Reorg Jersey City, NJ 07310

Plan Account Name	Number of equivalent Shares of ACS Class A Common Stock held in my ACS Savings Plan account that are available for tender as of February 7, 2006:

(equivalent Shares of ACS Class A Common Stock)

STEP 1
Indicate a percentage (from 1% to 100%):
I wish to instruct Mellon Bank, N.A., as independent plan trustee, to tender              % of the equivalent Shares determined as of the beginning of the business day prior to the expiration of the Offer (i.e., March 9, 2006 unless the Offer is extended) held in my ACS Savings Plan account.

STEP 2
Check one Option below. If you choose Option B, you must also check a box to indicate your tender price.

☐ Option A	☐ Option B

Check this Option if you want to maximize the chance of having the Company accept for purchase all of the percentage of your equivalent Shares shown in Step 1 (subject to the possibility of proration).

Accordingly, by checking this box, you are tendering the percentage of your equivalent Shares shown in Step 1 and are willing to accept the purchase price determined by the Company in accordance with the terms of the Offer. You understand that this action could result in receiving a price per equivalent Share as low as $56.00.
By checking one of the boxes below, you are tendering the percentage of your equivalent Shares shown in Step 1 at the price checked. You are also indicating that you understand this action could result in none of your equivalent Shares being purchased if the purchase price determined by the Company is less than the price checked below. You many only check one of the boxes below.

Price (in Dollars) Per equivalent Share

Tender price is not to be less than $56.00 or exceed $63.00

	☐ $56.00	☐ $57.50	☐ $59.00	☐ $60.50	☐ $62.00
	☐ $56.25	☐ $57.75	☐ $59.25	☐ $60.75	☐ $62.25
	☐ $56.50	☐ $58.00	☐ $59.50	☐ $61.00	☐ $62.50
	☐ $56.75	☐ $58.25	☐ $59.75	☐ $61.25	☐ $62.75
	☐ $57.00	☐ $58.50	☐ $60.00	☐ $61.50	☐ $63.00
	☐ $57.25	☐ $58.75	☐ $60.25	☐ $61.75
STEP 3
Sign this form and provide the following information.

Participant Signature:

Date:

Social Security Number:

Daytime Telephone Number:

The method of delivery of this document is at the option and risk of the tendering participant. In all cases, sufficient time should be allowed to assure timely delivery.

By signing and returning this Instruction Form to Mellon Investor Services LLC (“MIS”), I understand and agree with the following:

•	I am instructing Mellon Bank, N.A., as independent plan trustee of the ACS Savings Plan, to tender in the Offer the percentage of equivalent Shares of Affiliated Computer Services, Inc. Class A Common Stock, par value $0.01 per share (the “Shares”), indicated on the reverse side of this form that are held in my ACS Savings Plan account. I understand that the percentage will be applied to my equivalent Shares determined as of the beginning of the business day prior to the expiration of the Offer (i.e. March 9, 2006 unless the Offer is extended).

•	Please note that the ACS Savings Plan is prohibited by law from selling Shares to the Company for a price that is less than the prevailing market price of the ACS’ Class A Common Stock. Accordingly, if you elect to tender equivalent Shares at a price that is lower than the closing price of the Company’s Class A Common Stock on the date the Offer expires, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price of the Company’s Class A Common Stock on the New York Stock Exchange on the date the Offer expires. This could result in the selected percentage of your equivalent Shares not being purchased in the Offer. If the closing price of the Company’s Class A Common Stock on the date the Offer expires is greater than the maximum price available in the Offer, none of the equivalent Shares will be tendered and your tender will be deemed to have been withdrawn.

•	THE DEADLINE FOR MIS AS TABULATOR FOR THE PLAN TO RECEIVE MY TENDER INSTRUCTIONS IS 5:00 PM, NEW YORK CITY TIME, ON MARCH 7, 2006, UNLESS THE OFFER IS EXTENDED BY ACS. IF THE OFFER IS EXTENDED, THE DEADLINE FOR MIS TO RECEIVE MY TENDER INSTRUCTIONS WILL BE EXTENDED TO 5:00 PM, NEW YORK CITY TIME, THREE BUSINESS DAYS PRIOR TO THE EXTENDED EXPIRATION DATE FOR THE OFFER AS PUBLICLY ANNOUNCED BY ACS. MIS MUST RECEIVE MY SIGNED TENDER INSTRUCTIONS BY THE APPLICABLE DATE IN ORDER FOR SUCH INSTRUCTIONS TO BE VALID.